Exhibit 99.1

October 25, 2007	Page 1 of 4

INTERNATIONAL SHIPHOLDING CORPORATION
REPORTS THIRD QUARTER RESULTS

Mobile, Alabama - International Shipholding Corporation today reported results for the three month and nine month periods ended September 30, 2007.  The Company reported net income for the three months ended September 30, 2007 of $2.317 million compared to a net loss of $936,000 for the three months ended September 30, 2006.  The results of both the 2007 and 2006 third quarters reflect losses from our discontinued LASH operations.  Excluding the discontinued LASH operations losses, net income for the third quarter of 2007 was $3.433 million as compared to $3.785 million for the third quarter of 2006. For the first nine months of 2007, net income was $14.010 million as compared to a net loss of $5.314 million for the nine months ended September 30, 2006.  In addition to the aforementioned losses from discontinued LASH operations, the results for the nine months ended September 30, 2006 included a non-cash charge of $5.763 million, net of taxes, associated with the impairment of the investment in the Rail Ferry service’s terminal in New Orleans.  Excluding the discontinued LASH operations losses and impairment charges, net income for the nine months ended September 30, 2007, was $8.303 million and for the nine months ended September 30, 2006, was $6.937 million.

The Company’s Time Charter segment results for the third quarter of 2007 were below the comparable quarter in 2006.   Our U. S. Flag Jones Act Coal Carrier, which operated all of the days under the vessel’s primary Time Charter Agreement in 2006, only operated 61 days under this Charter Agreement in the third quarter of 2007.   However, through the nine month period ended September 30, 2007, the vessel operated 163 days under this Charter Agreement as compared to 109 days for the nine month period ended September 30, 2006.

The results of the Company’s Contract of Affreightment segment was slightly higher in the third quarter of 2007 when compared to the same period in 2006 due to an increase in tonnage levels.

Our Rail Ferry segment reported markedly improved results in the third quarter of 2007 from the break-even levels of the comparable 2006 quarter.  This segment, with the additional capacity of the second deck available for carrying rail cars for most of the third quarter, operated at 80% of its rail car volume capacity.  We expect the carried rail car volume to continue at these levels for the remainder of 2007 with an increase in capacity utilization thereafter.

Depreciation expense was slightly higher in the third quarter of 2007 as compared to the same period in 2006, reflecting the placement into service of the second decks on the Rail Ferry vessels.

Administrative and General Expenses for the third quarter of 2007 reflect the netting of relocation incentive payments received from various Alabama agencies in the quarter.  The nine month period ended September 30, 2007, which reflects a neutral impact of the relocation expenses and offsetting recoveries, indicates an increase of $1.342 million over the comparable 2006 nine month period.  The increase in the 2007 year to date period is primarily the result of the Company’s one time payment to fulfill its office lease obligations in the New Orleans area.

October 25, 2007	2 of 4
International Shipholding Corporation
Reports Third Quarter Results

The increase in the Company’s investment income reflects improved liquidity levels.  On October 15, 2007 the Company used some of its available cash to retire the remaining $38.97 million of its 7¾ % Senior Unsecured Notes.

The results of the remaining International Flag LASH vessel are reported as discontinued operations reflecting the Company’s decision in the third quarter of 2007 to phase out the utilization of this vessel by the end of this year.  The Company expects to sell this remaining LASH vessel and 370 LASH barges in the fourth quarter of 2007 and the first quarter of 2008.  The gain from the discontinued liner service for the nine months ended September 30, 2007, reflects the prior quarters’ sale of Waterman’s U.S. Flag LASH vessel and LASH barges.

The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.  The Company’s preferred stock is traded on the NYSE with the symbol “ISH Pr”.

October 25, 2007	3 of 4
International Shipholding Corporation
Reports Third Quarter Results

Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$51,306	$51,220	$147,140	$140,124

Operating Expenses:
Voyage Expenses	38,572	37,320	110,184	103,828
Vessel and Barge Depreciation	5,312	5,160	15,386	15,395
Impairment Loss	-	-	-	8,866

Gross Voyage Profit	7,422	8,740	21,570	12,035

Administrative and General Expenses	4,108	3,852	13,311	11,969
(Gain) on Sale of Other Assets	-	(82)	(10)	(103)

Operating Income	3,314	4,970	8,269	169

Interest and Other:
Interest Expense	2,692	2,696	7,857	8,373
Gain on Sale of Investment	(2)	8	(352)	(460)
Investment Income	(1,143)	(300)	(2,354)	(1,047)
Loss on Early Extinguishment of Debt	-	124	-	213
	1,547	2,528	5,151	7,079

Income (Loss) from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	1,767	2,442	3,118	(6,910)

(Benefit) Provision for Income Taxes:
Current	-	35	-	105
Deferred	(175)	(61)	(1,074)	(4,361)
State	-	-	(4)	2
	(175)	(26)	(1,078)	(4,254)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,491	1,317	4,107	3,830

Income from Continuing Operations	3,433	3,785	8,303	1,174

(Loss) Gain from Discontinued Liner Service
Loss before benefits for income taxes	(1,266)	(4,727)	(3,376)	(6,513)
Gain on Sale of Liner Assets	155	11	9,097	39
Provision for Income Taxes	5	5	14	14

October 25, 2007	4 of 4
International Shipholding Corporation
Reports Third Quarter Results

Net (Loss) Gain from Discontinued Liner Service	(1,116)	(4,721)	5,707	(6,488)

Net Income (Loss)	$2,317	$(936)	$14,010	$(5,314)

Preferred Stock Dividends	600	600	1,800	1,800

Net Income (Loss) Available to Common Stockholders	$1,717	$(1,536)	$12,210	$(7,114)

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders - Basic
Continuing Operations	$0.43	$0.52	$1.03	$(0.10)
Discontinued Operations	(0.17)	(0.77)	0.90	(1.06)
	$0.26	$(0.25)	$1.93	$(1.16)

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$0.40	$0.47	$1.00	$(0.10)
Discontinued Operations	$(0.13)	(0.58)	$0.69	(1.06)
	$0.27	$(0.11)	$1.69	$(1.16)

Weighted Average Shares of Common Stock Outstanding:
Basic	6,518,412	6,119,187	6,306,647	6,114,974
Diluted	8,518,412	8,119,187	8,319,000	6,114,974

Contacts:
Niels M. Johnsen, Chairman                                                      (212) 943-4141
Erik L. Johnsen, President                                                         (251) 243-9221